Exhibit 10.48

EXECUTIVE AGREEMENT

This Executive Agreement (the “Agreement”) is made this 31st day of August 2022, by and between Endexx Corporation, a Nevada corporation, and its affiliates, successors, and assigns (“EDXC”) and Todd Allen Davis (the “Executive”).

WHEREAS, the Executive is a director, executive officer, and significant stockholder of EDXC;

WHEREAS, immediately prior to the effectiveness hereof, EDXC contributed (the “EDXC – CBDU Contribution”) all of EDXC’s operating assets and all of its liabilities directly related thereto to CBD Unlimited, Inc., a Nevada corporation (“CBDU”), pursuant to a unanimous written consent executed by the respective boards of directors of EDXC and CBDU;

WHEREAS, in connection with the EDXC – CBDU Contribution, the Executive, EDXC, and CBDU are also parties to that certain Contribution and Exchange agreement of even date herewith (the “Exchange Agreement”), pursuant to which the Executive agreed to, among other things, exchange a portion of his equity interest in EDXC for certain equity interests in CBDU (the transactions set forth in Exchange Agreement, the “Exchange”);

WHEREAS, in connection with the EDXC – CBDU Contribution and with the Exchange, the Executive, EDXC, and CBDU are also parties to that certain Stockholders Agreement of even date herewith (the “Stockholders Agreement”), pursuant to which the parties thereto made certain agreements related to their ownership of CBDU’s equity and the operation and management of CBDU;

WHEREAS, EDXC and the Executive are entering into this Agreement in connection with the transactions contemplated by (i) the EDXC – CBDU Contribution, (ii) the Exchange Agreement, and (iii) the Stockholders Agreement;

WHEREAS, the Executive currently serves EDXC in the roles of its President, Secretary, and Treasurer; and

WHEREAS, EDXC desires to continue to have the Executive provide services to EDXC in his role of its President and the Executive desires to continue to provide services by EDXC in that capacity, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. EFFECTIVE DATE OF AGREEMENT.

This Agreement shall take effect as of August 31, 2022 (the “Effective Date”).

2. STATUS; TERM.

EDXC shall purchase the services of the Executive and the Executive accepts such arrangement with EDXC for the purposes and on the terms and conditions set forth herein. The relationship set forth under this Agreement shall be “at-will”, commencing on the Effective Date (the “Term”). During the Term, the relationship between EDXC and the Executive hereunder shall be subject to termination as specified in Section 5.

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3. TITLE; DUTIES.

During the Term, the Executive shall serve as the President of EDXC, and the Executive shall perform all duties and accept all responsibilities incidental to such position as reasonably specified from time to time by the board of directors of EDXC, including but not limited to: (i) day-to-day oversight of EDXC’s status as a public company, coordination of all of its regulatory filings (e.g., the Securities and Exchange Commission and OTC Markets Group Inc.), and coordinating and directing its investor relations programs and (ii) operating CBDU’s business, subject to oversight by the boards of directors of CBDU and EDXC. In respect of item (i), above, the Executive shall report directly to EDXC’s board of directors. In respect of item (ii), above, the Executive shall report directly to both CBDU’s board of directors and EDXC’s board of directors. During the Term, the Executive shall spend not less than 40 hours a week in the faithful discharge of his duties in a diligent manner. Notwithstanding the above and without a breach of the terms of this Agreement, the Executive intends to engage in any outside business activities that (i) are not competitive with the business of EDXC and its “Subsidiaries” and (ii) do not distract from his discharge of the services that he is rendering pursuant to this Agreement, the lack of objection to the Executive’s provision of which outside business activities is hereby confirmed by EDXC. For the purposes of this Agreement, “Subsidiaries” shall include, but not be limited to, any subsidiary that EDXC lists in any periodic reports that it files with the U.S. Securities and Exchange Commission and, specifically, EH Sub Inc., Hyla US Holdco Limited, a Delaware corporation, and CBDU.

4. COMPENSATION.

The Executive’s compensation for all services rendered to or on behalf of EDXC shall be as follows:

4.1. Base Compensation.

During the Term, the Executive shall be paid base compensation on a calendar monthly basis at the rate of Ten Thousand Dollars ($10,000.00) (the “Base Compensation”). By virtue of the Executive’s other professional activities, outside of and not in competition with his duties hereunder, the Executive has confirmed to EDXC that his status as President is as an “independent contractor,” rather than as an employee. The Executive will indemnify and hold EDXC and its Subsidiaries harmless from and against any tax, tax-related, or other issues related to the Executive’s determination of his independent, and not employee status.

4.2. Health Insurance.

During the Term, the Executive may participate in all standard health insurance as made available by EDXC to its executives, which cost shall be borne by EDXC.

4.3. Expense Reimbursement

During the Term, EDXC shall reimburse the Executive for his reasonable expenses supported by appropriate documentation incurred by him in connection with his fulfillment of his duties hereunder.

5. TERMINATION.

5.1. Reserved.

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5.2. Termination Without Cause.

Either the Executive or EDXC may terminate the relationship set forth under this Agreement for any reason or no reason upon thirty (30) days’ written notice. In the event of such termination, except as otherwise provided in Section 6.1, the Executive shall have no right to receive any compensation or other benefits under this Agreement after the effective date of termination, provided that EDXC will pay the Executive his then-applicable Base Compensation earned through the date of termination at the conclusion of such 30-day period. The termination will become effective as of the end of such 30-day period.

5.3. Termination by EDXC for Cause.

Any of the following acts or omissions shall constitute grounds for the Board of Directors of EDXC (the “Board”) to terminate the Executive’s the relationship set forth under this Agreement for “Cause”: (i) intentional misconduct in the performance of the Executive’s duties hereunder that is materially injurious to EDXC or to CBDU; (ii) the Executive’s conviction of, or plea of nolo contendere to, a felony; (iii) the Executive’s material dishonesty relating to the performance of his services hereunder; (iv) the Executive’s breach of a fiduciary duty owed to EDXC or its Subsidiaries; (v) the Executive’s misappropriation of confidential information or material property or assets of EDXC or its Subsidiaries; (vi) CBDU is sold or ceases operations as permitted in the Stockholders Agreement, of even date herewith, between EDXC and the Executive (the “Stockholders Agreement”), or (vii) the Executive’s breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, termination for Cause shall be accomplished and effective immediately upon receipt by the Executive of written notice from the Board. Any such termination shall be without prejudice to any other remedy to that EDXC may be entitled either at law, in equity, or under this Agreement. In the event the Executive’s relationship set forth under this Agreement is terminated for Cause, the Executive shall separate from service with EDXC after the date of termination and shall have no right to receive compensation or other benefits under this Agreement after the date of termination, other than any compensation accrued prior to such termination but unpaid as of such termination and any continuation of group health coverage to which the Executive and his qualified beneficiaries may be entitled, at his sole expense, under Section 4980B of the Internal Revenue Code of 1986, as amended or similar state law.

5.4. Termination by the Executive for Good Reason.

The Executive’s separation from service under this Agreement may be terminated by the Executive for Good Reason in accordance with this Section 5.4 and shall be treated as an involuntary separation from service. For purposes of this Agreement, any of the following acts or omissions without the Executive’s express written consent shall constitute the only grounds for the Executive to initiate a separation from service with EDXC pursuant to this Agreement for “Good Reason”: (i) the reduction of the Executive’s Base Compensation or the failure to provide the Executive with agreed-upon benefits, in either case without the Executive’s consent; (ii) the Executive’s job title is reduced to a lower job title; (iii) the services that the Executive is providing hereunder, when taken as a whole, are materially diminished (without the Executive’s consent) from those in effect as of the effective date of this Agreement or as subsequently agreed between the Executive and EDXC; or (iv) EDXC materially breaches this Agreement. For clarity and not by way of limitation, the Executive may not use “Termination by EDXC for Cause” to constitute “Termination by the Executive for Good Reason.” Notice of a condition purported to constitute Good Reason must be provided to EDXC in writing by the Executive within thirty (30) days following the Executive’s knowledge of the first occurrence of such purported condition and must state a proposed date of termination by the Executive that is at least thirty (30) days but not more than ninety (90) days after the date of such notice, during which time EDXC shall be given the opportunity to cure any basis for such Good Reason. The Executive’s failure to provide a timely notice of Good Reason shall foreclose the Executive from asserting Good Reason for the purpose of receipt of those benefits provided for in Section 6.1 with respect to such condition at any later date. If no cure is timely effected, then the Executive’s termination with Good Reason shall be effective as of the date of termination specified in the notice of termination. In the event of such termination, except as otherwise provided in Section 6.1, the Executive shall have no right to receive any compensation or other benefits under this Agreement after the effective date of termination, provided that EDXC will pay the Executive his then-applicable Base Compensation earned through the date of termination at date of termination.

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5.5. Termination for Death or Disability.

This Agreement and the Executive’s relationship hereunder shall terminate if the Executive dies or suffers a Disability. For purposes of this Agreement, the term “Disability” means any physical or mental impairment or illness that has prevented the Executive from performing the normal duties hereunder for a cumulative period of at least one hundred eighty (180) consecutive days and which is expected to be of permanent duration. A determination of whether such impairment or illness is expected to be of permanent duration shall be made by a licensed physician mutually acceptable to the Executive and EDXC. It is EDXC’s intent to comply with the Family and Medical Leave Act and the Americans with Disabilities Act, if applicable, and nothing in this Section 5.5 should be construed to the contrary. In the event the Executive’s relationship hereunder is terminated due to death or Disability, the Executive’s relationship shall cease after the date of termination and shall have no right to receive compensation or other benefits under this Agreement after the date of termination.

6. PAYMENTS UPON TERMINATION.

6.1. Post-termination Payments.

In the event that, during the Term, (i) the Executive’s relationship hereunder has been terminated without Cause by EDXC in accordance with Section 5.2; or (ii) the Executive voluntarily terminates his relationship hereunder with EDXC during the Term for Good Reason in accordance with Section 5.4, the Executive shall be entitled to his then-current Base Compensation as set forth in Section 4.1 (the “Post-termination Payments”) for a period of six (6) months. The Post-termination Payments are contingent upon the Executive’s executing, and not revoking, a full waiver and release of all claims in a commercially reasonable form prepared by and acceptable to EDXC (the “Release”) and upon the Executive complying with the Executive’s obligations under Section 7 of this Agreement. Provided that the Executive has first executed the Release, and does not revoke such Release, the Post-termination Payments will begin on the first day of the month that occurs after the 60th day following the Executive’s termination date.

6.2. Effect of Termination for Reasons Not Covered by Section 6.1.

In the event the Executive’s relationship hereunder is terminated: (i) [reserved]; (ii) by the Executive under Section 5.2; (iii) by EDXC for Cause under Section 5.3; (iv) by the Executive for reasons that do not satisfy the criteria set forth in Section 5.4, as applicable; or (v) by reason of death or Disability of the Executive under Section 5.5, then the Executive shall cease to provide services to EDXC after the date of termination, and, except for the Executive’s regular Base Compensation earned through the date of termination, the Executive shall have no right to receive any other compensation or other benefits under this Agreement after the date of termination. EDXC will pay the Executive his then-applicable Base Compensation as of the termination date. The Executive’s obligations under Section 7 of this Agreement shall continue in accordance with their terms.

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6.3. Release and Compliance with Obligations.

Notwithstanding any other provision of this Agreement, EDXC shall have no obligation to pay or provide, and the Executive shall have no right to receive, the Post-termination Payments unless the Executive first executes, and does not revoke, the Release and unless the Executive complies with his obligations under Section 7 of this Agreement.

7. CONFIDENTIAL INFORMATION.

7.1. Access to Confidential Information.

The Executive understands and acknowledges that, during the period that he provides services to EDXC, he will have access to and become familiar with confidential information belonging to EDXC and each of its Subsidiaries. Examples of confidential information include, but are not limited to, financial information, non-public information pertaining to the business operations, clients, lists of clients, client records, notes, market studies and plans, policies and procedures, sales aids, marketing methods, and all other types of proprietary data and plans for EDXC and its Subsidiaries (collectively, the “Confidential Information”).

7.2. Covenant Not to Use or Disclose.

The Executive understands that the Confidential Information is the exclusive property of EDXC and its Subsidiaries. The Executive agrees that, during and after the term of this Agreement, the Executive will not, directly or indirectly, use any of the Confidential Information for his own benefit or in any way that is or could be deemed to be detrimental to EDXC or its Subsidiaries. The Executive also agrees that he will not disclose any Confidential Information to anyone other than authorized officers of EDXC or its Subsidiaries

7.3. Return of Property.

Upon the cessation of the Executive’s relationship with EDXC hereunder for any reason or no reason or at any other time upon EDXC’s request, the Executive will promptly return to EDXC any and all written information, materials and equipment that constitute, contain, or relate in any way to proprietary or confidential information or trade secrets of EDXC (including, but not limited to, Confidential Information) and any other documents, equipment, and materials of any kind that constitute the property of EDXC or its Subsidiaries, whether confidential or not, including any and all copies or notes thereof that may have been made by or for the Executive. After the cessation of the Executive’s relationship with EDXC hereunder, the Executive shall not retain, in hard copy, computer, electronic, or any other form, any information that constitutes, contains, or relates in any way to proprietary, confidential, or trade secret information of EDXC or its Subsidiaries. Upon request by EDXC, the Executive will provide a certification or declaration that the Executive is in compliance with this Section 7.3 of this Agreement, that the Executive has returned all Company property to EDXC, and that the Executive is not using, and does not possess, any Confidential Information.

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7.4. Specific Performance.

In the event of any controversy concerning the rights or obligations under this Section 7, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such equity shall, however, be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled. The Executive acknowledges that a breach of the provisions of this Section 7 will cause irreparable damage to EDXC or its Subsidiaries, the exact amount of which will be difficult or impossible to ascertain, and that EDXC’s remedies at law for any such breach will be inadequate. Accordingly, upon a breach of the covenants and agreements contained in this Section 7, in addition to all other rights and remedies existing in its favor, EDXC, its successors, assigns, or affiliates may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof without the requirement of posting any bond.

8. SECTION 409A COMPLIANCE

The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), where applicable, and this Agreement will be interpreted in a manner consistent with that intention. If employed, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms will mean a “separation from service.” For purposes of Section 409A of the Code, each payment made in accordance with this Agreement will be designated as a “separate payment” within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

9. WAIVER.

A waiver by EDXC of a breach by the Executive of any provision or covenant of this Agreement shall not operate or be construed as a waiver of any other breach by the Executive. A waiver by the Executive of a breach by EDXC of any provision or covenant of this Agreement shall not operate or be construed as a waiver of any other breach by EDXC.

10. GOVERNING LAW; FORUM SELECTION.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona. The parties hereto agree that any suit or proceeding arising out of this Agreement shall be brought only in the State of Arizona or U.S. Federal District courts located in Maricopa County, Arizona; provided, however, that no party waives his or its right to request removal of such action or proceeding from the state court to a federal court. Each party hereto consents to the personal jurisdiction of such courts and agrees that service of process in any such suit or proceeding such be sufficiently accomplished if accomplished in accordance with the notice provisions set forth in the Agreement.

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11. WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. AMENDMENTS.

No amendment or addition to this Agreement shall be binding unless it is approved by EDXC’s Board of Directors and is in writing and signed by the Executive and an individual specifically authorized by the Board of Directors to execute such amendment or addition to this Agreement.

13. SEVERABILITY.

If any of the provisions of this Agreement are held to be void, illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therewith. In the event that any provision in this Agreement relating to the time period, areas of restriction, and/or the scope of actions precluded shall be declared by a court of competent jurisdiction to exceed the maximum time period, areas of restriction and/or scope of actions precluded as such court deems reasonable and enforceable, then in such event the time period, areas of restriction and/or scope of actions precluded deemed most beneficial to EDXC but reasonable and enforceable by the court shall become and thereafter be the maximum time period, areas of restriction and/or scope of actions precluded hereunder.

14. NOTICES.

Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if made in writing and: (a) hand delivered, (b) sent by a nationally recognized overnight courier, or (c) sent by electronic transmission (with confirmation by the transmitting equipment) as follows:

If to EDXC:

Endexx Corporation

38246 North Hazelwood Circle

Cave Creek, Arizona 85331

Attention: _____________

Email: ____________________

with a mandatory copy (which shall not constitute notice) to:

Clark Hill PLC

555 South Flower Street, 24th Floor

Los Angeles, California 90071

Attention: Randolf W. Katz

Email: Rkatz@clarkhill.com

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If to the Executive:

Todd Allen Davis

37043 North Kohuana Place

Cave Creek, Arizona 85331

Email: todski17@yahoo.com

With a mandatory copy (which shall not constitute notice) to:

[Info for Todd’s counsel]

Attention: _________

Email: ____________

or at such other address as any party may specify by notice given to the other party in accordance with this Section. The date of giving of any such notice shall be the date of hand delivery, the date sent by telephone facsimile, and the day after delivery to the overnight courier service.

15. Intentionally Omitted.

16. ASSIGNMENT.

This Agreement is not assignable by the Executive or by EDXC. Any purported assignment by the Executive in violation of this Section shall be void ab initio.

17. CAPTIONS.

The captions of the paragraphs of this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any of the provisions of this Agreement.

18. ATTORNEYS’ FEES.

In the event of litigation to enforce or defend enforcement of the terms of this Agreement, the prevailing party shall be entitled to collect from the other party, all of his or its costs, including without limitation, court costs and reasonable attorneys’ fees.

19. ENTIRE AGREEMENT.

This Agreement, the Exchange Agreement, and the Stockholders Agreement executed in connection with the Exchange contain the entire agreement of the parties relating to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter (including any prior agreements between the Executive and EDXC), which prior agreements are hereby null and void and of no further effect. Except for the Exchange Agreement and the Stockholders Agreement, the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The recitals set forth herein are true and correct and hereby made a representation under this Agreement. Nothing in this Agreement shall supersede or otherwise amend any provisions of the Stockholders Agreement.

20. Counterparts and Signatures.

This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, each of which when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile or other electronic means, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart.

[Signature Page Follows]

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IN WITNESS WHEREOF, and intending to be legally bound, the parties have signed this Agreement as of the date first above written.

ENDEXX CORPORATION

By:
Name:
Title:

TODD ALLEN DAVIS

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